EXHIBIT 99.1


                            FOR IMMEDIATE RELEASE

Contact:

Falmouth Bancorp, Inc.
Santo P. Pasqualucci,
President and Chief Executive Officer
508-548-3500


  FALMOUTH BANCORP, INC. REPORTS EFFECT OF MASSACHUSETTS TAX LEGISLATION


Falmouth, Massachusetts, March 18, 2003 - Falmouth Bancorp, Inc. (AMEX:
"FCB") (the "Company"), the holding company for Falmouth Bank (the "Bank"), announced today that the Company will accrue a liability in the first quarter of 2003 of approximately $572,000, representing an estimate of the additional state tax liability, including interest (net of any federal and state tax deductions associated with such taxes and interest), relating to the deduction for dividends received from a real estate investment trust subsidiary (a "REIT") for the 2000, 2001, 2002 and five months of the 2003 fiscal years. The accrued liability is the result of new legislation signed March 5, 2003 by the Governor of Massachusetts that amends Massachusetts law to expressly disallow the deduction for dividends received from a REIT. This amendment applies retroactively to tax years ending on or after December 31, 1999. As a result of the enactment of this legislation, the Company has ceased recording the tax benefits associated with the dividend received deduction effective for the 2003 tax year and accrued the liability described above.

Falmouth Capital Corporation ("FCC") is a REIT formed by the Bank, pursuant to applicable tax rules, in December 1999. Since that time and prior to the enactment of the new legislation discussed above, the Bank has taken a tax deduction under a Massachusetts statute that provides for a dividends received deduction equal to 95% of certain dividend distributions made by FCC to the Bank. The Bank has received a notice of assessment from the Commonwealth of Massachusetts Department of Revenue ("DOR") for the tax years ended 2000 and 2001 based on the DOR's contention that dividend distributions by FCC to the Bank are fully taxable in Massachusetts. The Company is aware that the DOR also sent similar notices to numerous other Massachusetts financial institutions that reported a deduction for dividends received from a REIT on their Massachusetts financial institution excise tax returns.

The Company believes that this legislation will be challenged, especially the retroactive provisions, on constitutional and other grounds. The Company would support such a challenge and otherwise intends to defend vigorously its position that the deductibility of dividends received from FCC was fully compliant with Massachusetts law at the time.

Falmouth Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Falmouth Bank, a Massachusetts chartered stock co-operative bank offering traditional financial products and services. The Bank conducts its business through its main office located at 20 Davis Straits, Falmouth, MA 02540, and two branches located in East Falmouth and North Falmouth, Massachusetts. At December 31, 2002 the Company had assets of $153.2 million and deposits of $130.1 million.